UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2025

STEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39455	85-1972187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Embarcadero Ctr., Suite 710, San Francisco, California 94111

(Address of principal executive offices including zip code)

1-877-374-7836

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	STEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2025, Stem, Inc. (the “Company”) announced that the Company’s board of directors (the “Board”) has appointed Mr. Arun Narayanan, age 50, as the Company’s Chief Executive Officer (“CEO”), effective January 27, 2025. Mr. Narayanan succeeds Mr. David Buzby, who currently serves as the Company’s Interim Chief Executive Officer and Executive Chair. Effective January 27, 2025, Mr. Buzby will serve as the non-executive Chair of the Board.

Mr. Narayanan has served as the chief executive officer at RES Digital Solutions, a division of RES, a global independent renewable energy company, since April 2024. Prior to serving in that role, he served as Chief Digital Officer at RES from August 2023 through March 2024. Before joining RES, Mr. Narayanan served as the Chief Data Officer of Anglo American plc, a global mining company, from January 2018 to June 2023, and held various strategy, digital, technical and management positions within SLB (formerly Schlumberger Limited), an energy technology company, in the United States, Europe and Asia for more than 20 years.

On January 14, 2025, Mr. Narayanan entered into the Company’s form of executive employment agreement (the “Agreement”) with the Company. Under the Agreement, Mr. Narayanan will receive an annualized base salary of $575,000. In connection with his appointment, he will also receive (a) a sign-on cash bonus of $50,000, subject to repayment under certain circumstances; (b) a sign-on equity award of (i) 225,000 restricted stock units (“RSUs”), which will vest ratably in two equal annual installments, with the first 50% vesting on March 7, 2026, and (ii) 75,000 performance-based restricted stock units (“PSUs”), which will vest ratably in two equal annual installments, with the first 50% vesting on March 7, 2026, subject to achievement of performance metrics to be set forth in the award agreement governing their grant; and (c) an initial long-term incentive equity award, in the form of 750,000 RSUs, which will vest ratably in three equal annual installments, with the first 33% vesting on March 7, 2026, and 250,000 PSUs, which will vest ratably in three equal annual installments, with the first 33% vesting on March 7, 2026, subject to achievement of performance metrics to be set forth in the award agreement governing their grant. In addition, Mr. Narayanan will be eligible to receive a cash incentive award under the Company’s annual incentive plan with a target bonus opportunity of 100% of his annual base salary, to be prorated for 2025, and will be eligible to receive annual equity awards in future years in the form of long-term incentive awards as awarded to other Company executive officers. He will also be entitled to certain severance and change-in-control benefits, as set forth in the Agreement.

Additionally, in connection with Mr. Buzby continuing to serve as interim Chief Executive Officer and Executive Chair through January 26, 2025, Mr. Buzby entered into an amendment to his executive employment agreement with the Company (as amended, the “Amended Agreement”). Under the Amended Agreement, Mr. Buzby will continue to serve as Interim CEO and Executive Chair until January 26, 2025, and will continue to receive an annualized base salary of $600,000, to be prorated for his service as Interim CEO and Executive Chair in 2025. Mr. Buzby will also receive (a) a cash incentive award under the Company’s annual incentive plan with a target bonus opportunity of 125% of his annual base salary, subject to the Company’s performance and a guaranteed minimum payout of 75% of the target bonus opportunity, to be prorated for his service as Interim CEO and Executive Chair in 2025, and (b) a grant of 66,667 stock options, at an exercise price equal to fair market value on the date of grant, vesting in full on January 26, 2025.

The foregoing is a summary description of certain material terms of the Agreement and the Amended Agreement and, by its nature, is incomplete. It is qualified in its entirety by the full text of the Agreement and the Amended Agreement, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 30, 2025.

There is no arrangement or understanding between Mr. Narayanan and any other person pursuant to which he was appointed as an officer or director of the Company. Mr. Narayanan has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. In addition, he is not party to any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 16, 2025, the Company issued a press release announcing Mr. Narayanan’s appointment as CEO. A copy of the press release is furnished as Exhibit 99 to this Current Report on Form 8-K and incorporated into this Section 7.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

99	Stem, Inc. Press Release dated January 16, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM, INC.

Date: January 16, 2025	By:	/s/ Saul R. Laureles
Name: Saul R. Laureles
Title: Chief Legal Officer and Secretary

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